Inland Residential Properties Trust, Inc.
2901 Butterfield Road | Oak Brook, IL 60523 | 800.826.8228
inland-investments.com

INLAND 50 YEARS

September 18, 2019

Dear Stockholder:

Inland Residential Properties Trust, Inc. ("Inland Residential" or the "Company") is pleased to distribute your portion of the final liquidating distribution (liquidity event) of $7.81 per share from the sale of The Verandas at Mitylene (by enclosed check, via ACH or to your custodian, as applicable).

On August 20, 2019, Inland Residential closed the previously disclosed sale of The Verandas at Mitylene, a 376,968 square foot, 332-unit apartment community located at 8850 Crosswind Drive, in Montgomery, Alabama. At the closing, the Company received net proceeds of approximately $17.5 million representing the sales price of $40.5 million, net of closing costs, commissions, certain prorations and adjustments, and the full repayment of the $21.9 million mortgage loan that encumbered the property.

This distribution will be the final distribution made pursuant to the Company's plan of liquidation and dissolution (liquidity event), including the sale of all the Company's assets, that was approved by the Company's stockholders on December 18, 2018. The Company paid an initial liquidating distribution on January 25, 2019 from the sale of The Commons at Town Center as well as a second liquidating distribution on April 10, 2019 from the sale of The Retreat at Market Square.

All liquidating distributions made, including this final liquidating distribution, will be reported to each stockholder on a Form 1099-DIV for the calendar year 2019. Stockholders are advised to consult their tax advisor regarding the liquidating distributions according to their particular tax situation.

We thank you for your investment in Inland Residential and the opportunity to serve you. If you have any questions or would like information on other investment products offered by Inland Real Estate Investment Corporation, please contact your financial advisor or our **Inland Investor Services team at 800.826.8228** from **8:00 am to 5:00 pm CT Monday-Friday**.

Sincerely,
INLAND RESIDENTIAL PROPERTIES TRUST, INC.



Mitchell Sabshon
President and Chief Executive Officer

Enclosure
cc: Trustee, Broker Dealer, Financial Advisor